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On May 21, 2010, Genzyme Corporation posted the following letters and content on its “Genzyme Transformation” website.

5/10/2010
Dear Genzyme,

I would like to take this opportunity to extend appreciation and thanks from the Fabry Support & Information Group (FSIG) and those we represent in the Fabry patient community. With gratitude we acknowledge the long history of commitment shown by Genzyme and its Chief Executive Officer Henri Termeer.

As a son, patient and advocate I have had occasion to witness true commitment. It is not always a trait innately recognized in the short term, but it always comes through and never as poignantly as when tested in the furnace of adversity. Adversity is a nemesis I can confidently say the Fabry and rare disease communities know something about. Unfortunately Genzyme and its CEO are experiencing, along with patients and family members, a period of adversity.

Genzyme is the acknowledged pioneer in bio-pharmaceuticals for the rare disease community. Mr. Termeer has proven his leadership spending much of his life forging one of the leading companies in the orphan disease field. The programs and services developed by Genzyme for the rare disease communities treated by their drugs are unquestioningly invaluable. Without the Genzyme Treatment Support team and the Charitable Access Program much of the patient community would be lost.

Points that are not currently in question are that Genzyme will be able to reestablish its drug production integrity. Genzyme will maintain its high level of commitment to the rare disease community. Genzyme will continue to develop innovative therapies and programs vital to all aspects of previously misunderstood and underserved disease populations. Genzyme will continue to be a leader in therapies and programs for communities that require time and commitment to appropriately address their many varied needs.

It becomes questionable whether these certainties can be preserved if the leadership and experience that has directed Genzyme to the vanguard of its industry are not maintained.

Sincerely,

Jack Johnson,
Executive Director, FSIG

Fabry Support & Information Group, 108 NE 2nd St., PO Box 510, Concordia, MO 64020
Web Site: www.Fabry.org	E-mail: Info@Fabry.org
phone (660) 463-1355	fax (660) 463-1356

Gregory A. Grabowski, M.D.
The A. Graeme Mitchell Chair in Human Genetics
Professor and Director
Division and Program in Human Genetics
Children’s Hospital Research Foundation
3333 Burnet Avenue
Cincinnati, Ohio 45229-3039
Phone:	(513) 636-7290
Fax:	(513) 636-2261
Email: greg.grabowski@chmcc.org

May 9, 2010

Genzyme Board of Directors and Shareholders:

We are physician-scientists with a lifelong commitment to improving the medical care, treatment, and health of individuals and families afflicted with lysosomal storage diseases and other rare diseases. We are writing to express our unreserved support for Henri Termeer, CEO and President of Genzyme Corporation, and to convey our concerns that possible changes in focus and/or leadership could have on the well-being of the patient community that Genzyme, under his leadership, has served so well for the past 25 years.

Henri Termeer’s leadership in the creation of treatment paradigms focused on the company’s responsibility to afflicted individuals and families and their physicians has been visionary and highly successful financially as well as in improving patient health. This successful model has unified research scientists, physicians, afflicted families, and patient organizations with Genzyme in the continuing quest to develop innovative treatments and access models for individuals with such devastating diseases as Gaucher disease, Fabry disease, and Pompe disease. Indeed, the success of this business model has spawned a vibrant environment focused on the next generation of treatments, early disease detection, collaborative research, and essential outcome assessments that would have been impossible without the business successes and leadership of Genzyme.

This patient/family- and physician-focused business model of highly personalized medical care delivery is the core of and must remain the priority for the continuing success of Genzyme. This core business model had been essential throughout the recent challenges of enzyme shortages in the effort to ensure treatment of as many patients as possible. The current effort by others with different priorities and/or a lack of appreciation for the key aspects of this successful business model to change the leadership of Genzyme could have significant negative implications for the entire patient and physician community, as well as the continued financial success of Genzyme. Such alternative priorities may adversely affect innovative therapies currently in development as well as therapies for additional diseases that lack effective treatments.

Henri Termeer and Genzyme have proven that companies can be successful in the rare disease field and that this success must be build upon a patient-centric, value-added model.

This model, initially focused on Gaucher disease, has extended to Fabry disease, Mucopolysaccharidosis type I, and Pompe disease. Henri Termeer’s commitment to effectively treat Pompe disease is a testament to his business model and his dedication to the care of individuals with rare diseases. The many challenges inherent in this program would have deterred other biotech companies. However, studies indicate that the numbers of afflicted Pompe patients, particularly the later onset forms, are similar to those for Gaucher disease, thereby providing the promise of improved health for patients and continuing financial success for Genzyme.

Henri Termeer’s commitment to improving the health of individuals afflicted with these diseases has a worldwide scope.  The various charitable access programs in China, Egypt, India, Eastern Europe, and other developing arenas have brought life-saving benefits to these patients and are unique. Indeed, no other biotech company has shown such generosity or humanity. Our personal involvement in these programs, pro bono, provides each of us first-hand experience with the incalculable benefits of these unique programs.

The current medicines and those in development affect the lives and preserve the health of several thousand individuals and families around the world in developed and developing countries. Such business and health successes for these thousands of afflicted patients will be ensured by a commitment to the core values of Genzyme instilled in all its employees by its current leadership, Henri Termeer.

Gregory A. Grabowski, M.D.	Priya Kishnani, M.D., Ph.D.
Professor and Director, Human Genetics	Professor of Pediatrics
Division Chief, Medical Genetics
Duke University Medical Center

Roscoe Brady, M.D.
Scientist Emeritus
National Institutes of Health
Bethesda, MD

International Pompe Association Luitenant Generaal van Heutszlaan 6 3743 JN Baarn The Netherlands

Henri A. Termeer,

Chairman and Chief Executive

Genzyme Corporation

500 Kendall Street

Cambridge, MA 02142

USA

23 March 2010

Dear Henri,

I am writing on behalf of the IPA board to request a meeting with you to discuss the implications of changes to the membership of Genzyme’s executive board. The IPA is naturally concerned about current media reports and fear that suggested nominations would pose a great risk to stakeholders and in particular the Pompe patient community.

We have felt very fortunate that through your leadership Myozyme was commercialised, despite the many obstacles that were thrown in your path, and we hope that this year Lumizyme will finally receive FDA approval. Commissioning of the third Bioreactor at Geel should afford protection for the long-term supply of Myozyme/Lumizyme and so we have finally been anticipating a period of stability for this therapy.

We have also been grateful for the international charitable access to treatment and we are aware that Genzyme continues to invest in research towards the next generation ERT for Pompe as well as gene therapy, newborn screening, and muscle regeneration.

Your company’s generous support, both practical and financial, of the numerous national Pompe support groups and health providers has helped to inform and empower patients and for that we are all extremely thankful.

The recent proposed nominations to Genzyme’s board would, in our view, put in jeopardy many of the benefits that we enjoy as stakeholders in your company and we would like to discuss candidly your view of those threats and how the patient community, specifically the IPA, might prepare for the future.

Ideally we would like to hold a face-to-face meeting in the US or Europe; if that is not possible to arrange then a teleconference with a small number of the IPA board should be arranged. We would like to propose that you select a convenient time and date for a meeting, though we would ask that it should be held well in advance of your next board meeting on 20th May.

With Kindest Regards

Allan Muir

Chairman, International Pompe Association

CobWebs, 43a North Lane, Buriton, Petersfield, Hampshire, GU31 5RS, United Kingdom

Telephone +44 1730 231554

Email	allan@pompe.org.uk
Web	www.worldpompe.org.uk

Headline — For the main page

Fabry Support and Information Group recognizes Genzyme CEO’s unique leadership and commitment

Summary — To be Posted above PDF of Letter

Jack Johnson, Executive Director of the Fabry Support & Information Group (FSIG) wrote a letter thanking Genzyme CEO Henri Termeer for his ongoing commitment to the  Fabry community. “Genzyme is the acknowledged pioneer in bio-pharmaceuticals for the rare disease community. Mr. Termeer has proven his leadership spending much of his life forging one of the leading companies in the orphan disease field,” said Johnson.

Headline — For the main page

Leading physicians issue letter expressing strong support for Henri Termeer’s leadership.

Summary — To be Posted above PDF of Letter

On May 9th, preeminent physicians and researchers Drs. Greg Grabowski, Professor and Director of Human Genetics at Cincinnati Children’s Hospital; Roscoe Brady, Scientist Emeritus at the National Institutes of Health;  and Priya Kishnani; Professor of Pediatrics at Duke University Medical Center wrote a letter to Genzyme’s Board of Directors and Shareholders expressing support for Henri Termeer and concerns about what a change in leadership or strategy could mean for the well -being of patients with rare diseases.

Headline — For the main page

International Pompe Association raises concerns over potential changes to Genzyme’s Board.

Summary — To be Posted above PDF of Letter

Allan Muir, Chairman of the International Pompe Association (IPA) wrote a letter raising concerns over potential changes to Genzyme’s board of directors and the impact to the Pompe community.  “Your company’s generous support of the numerous national Pompe support groups and health providers has helped to inform and empower patients … The recent proposed nominations to Genzyme’s board would, in our view, put in jeopardy many of the benefits that we enjoy as stakeholders in your company,” said Muir.

On April 26, 2010, Genzyme filed a definitive proxy statement with the SEC in connection with the company’s 2010 annual meeting of shareholders. Genzyme shareholders are strongly advised to read carefully the company’s definitive proxy statement and other proxy materials before making any voting or investment decision because the definitive proxy statement and other proxy materials contain important information. The company’s definitive proxy statement and any other reports filed by the company with the SEC can be obtained free of charge at the SEC’s web site at www.sec.gov or from Genzyme at www.genzyme.com. Copies of the company’s definitive proxy statement and other proxy materials are available for free by writing to Genzyme Corporation, 500 Kendall Street, Cambridge, MA 02142. In addition, copies of the proxy materials may be requested from our proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, toll free at: (888) 750-5835.